Exhibit 99.1
CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (“Agreement”) is entered to be effective as of July 13, 2012 by and among BOISE CASCADE, L.L.C., a Delaware limited liability company (“Transferor”), BOISE CASCADE BUILDING MATERIALS DISTRIBUTION, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Transferor (“BMD”), BOISE CASCADE, L.L.C. MASTER PENSION TRUST, a qualified pension trust (the “Trust”), and BMD SALT LAKE CITY REAL ESTATE, L.L.C, a Delaware limited liability company and wholly-owned subsidiary of the Trust (the “Transferee”).

RECITALS

WHEREAS, BMD is the owner of that certain real property and improvements located at 1020 West 3265 South, South Salt Lake, UT 84119, 1050 West 3265 South, South Salt Lake, UT 84119, and 958 West 3265 South, South Salt Lake, UT 84119, and more particularly described at Exhibit A attached hereto (collectively, the “Contributed Property”).

WHEREAS, Transferor is obligated to contribute funds to the Trust, and in satisfaction of such obligation, desires to cause BMD to contribute the Contributed Property to the Trust;

WHEREAS, Transferee is intended to serve as a special purpose entity to facilitate the transfer of the Contributed Property from BMD to the Trust;

WHEREAS, upon the contribution of the Contributed Property to Transferee, BMD will lease the Contributed Property from Transferee pursuant a lease in substantially the form set forth in Exhibit B attached hereto (the “Lease”); and

WHEREAS, in furtherance of the purposes for which Transferee was established, Transferor desires to cause, and BMD desires to contribute its entire interest in the Contributed Property to Transferee, all on the terms and conditions hereinafter set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

ARTICLE 1

Contributions

1.1    Covenants. On the Closing Date (as defined below), BMD agrees to contribute its entire interest in the Contributed Property to Transferee and Transferee agrees to accept such contribution from BMD and to assume all obligations of BMD relating to such contribution.

1.2    “As-Is”. Transferee agrees to accept the Contributed Property without representation or warranty from Transferor or BMD, or any other person or entity, except as may be expressly set forth in this Agreement.

ARTICLE 2

Consideration

Transferor and the Trust acknowledge and agree that in consideration for the contribution of the Contributed Property to the Transferee, Transferor shall receive a credit in the amount of $6,040,000.00 (the “Contributed Amount”).

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ARTICLE 3

Closing

3.1    Closing Procedure. The contribution provided herein shall be consummated (the “Closing”) at a location mutually agreeable to the parties.

3.2    Closing Date. The Closing shall occur on July 13, 2012, or such other date as the parties may agree (the “Closing Date”), provided that the Closing shall not occur later than July 13, 2012 (the “Outside Closing Date”).

3.3    Title Policy. As a condition precedent to the Closing, First American Title & Escrow Company (“Title Company”) or such other title insurer mutually agreeable to the parties, shall have irrevocably committed to issue to Transferee, its standard Owner’s Policy of Title Insurance showing fee title to the Contributed Property vested in Transferee subject only to those exceptions to title expressly approved by Transferee in its sole and absolute discretion (“Title Policy”). The Title Policy shall be issued at BMD’s expense, with liability in an amount equal to the Contribution Amount.

3.4    BMD Deposits. As a condition precedent to the Closing, BMD and Transferor shall cause to be delivered to Title Company, in a timely manner to permit the closing of the transaction contemplated hereby by the Closing Date, the following:

(a)     Duly executed and acknowledged Grant Deed, or such similar document as is typically used by Title Company in the state and county in which the Contributed Property is located, conveying BMD’s entire interest in the Contributed Property to Transferee, reciting that title is subject to real property taxes and assessments not yet due and payable, matters ascertainable by a reasonable inspection and survey of the Contributed Property, matters of public record and any additional off-record matters approved by Transferee; and

(b)     Any other documents or instruments reasonably required by the Title Company to consummate this transaction.

3.5    Transferee Deposits. As a condition precedent to the Closing, Transferee and the Trust shall cause to be delivered to Title Company, in a timely manner to permit the closing of the transaction contemplated hereby by the Closing Date, such documents or instruments reasonably required by the Title Company to consummate this transaction.

3.6    Lease. As a condition precedent to the Closing, each of BMD and Transferee shall have executed and delivered to the other party a counterpart of the Lease, provided that such Lease shall not be deemed effective unless and until the Closing occurs.

3.7    Further Assurances. Each of Transferor, BMD, Transferee and the Trust, at any time and from time to time after the Closing, shall execute, acknowledge where appropriate and deliver such further instruments and documents and to take such other action as the other of them may reasonably request in order to carry out the intent and purpose of this Agreement. The provisions of this Section 3.7 shall survive the Closing.

ARTICLE 4

Closing Costs

Transferor shall pay (a) all escrow fees and costs, (b) any document recording charges, (c) documentary taxes charged as a result of the transaction described herein, (d) all transfer taxes and fees, and (e) all other costs and expense of escrow and title. Each of Transferor (on behalf of itself and BMD) and the Trust (on behalf of itself and Transferee) shall be responsible for their respective legal fees incurred with regard to entering into this Agreement.

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ARTICLE 5

Representations and Warranties

5.1    Transferee Representations and Warranties. Transferee represents and warrants to Transferor and BMD as follows:

(a)     Transferee is a limited liability company, duly organized under the laws of the State of Delaware with full right, power and authority to fulfill all of its obligations hereunder or as herein contemplated.

(b)     The execution and delivery by Transferee of this Agreement and the consummation by Transferee of the transactions contemplated by this Agreement have been duly authorized by all requisite action of Transferee and no other action or approval is required to enable Transferee to consummate the transactions contemplated by this Agreement.

5.2    BMD Representations and Warranties. BMD represents and warrants to Transferee as follows:

(a)     BMD is a limited liability company, duly organized under the laws of the State of Delaware with full right, power and authority to fulfill all of its obligations hereunder or as herein contemplated.

(b)     The execution and delivery by BMD of this Agreement and the consummation by BMD of the transactions contemplated by this Agreement have been duly authorized by all requisite action of BMD and no other action or approval is required to enable BMD to consummate the transactions contemplated by this Agreement.

ARTICLE 6

Indemnification

6.1    Indemnification by BMD and Transferor. BMD and Transferor agree to indemnify and hold Transferee and Trust harmless from and against any and all demands, claims, losses, costs, damages, liabilities, civil fines and penalties, criminal fines and penalties, expenses (including reasonable attorneys’ fees), cleanup costs, or injury or death to persons or property, resulting from or arising out of (a) BMD’s use or operation of the Contributed Property, whether arising prior to or after the Closing Date, and (b) the violation of any Environmental Law with respect to the Contributed Property, whether arising prior to or after the Closing Date. “Environmental Law” shall mean any federal, state, county, or local legislation, regulation, ordinance, order, or directive relating to the management and protection of the environment, including, but not limited to, Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), Resource Conservation and Recovery Act (“RCRA”), Clean Air Act (“CAA”), Clean Water Act (“CWA”), Emergency Planning and Community Right to Know Act (“EPCRA”), Oil Pollution Act (“OPA”), Safe Drinking Water Act (“SDWA”), and Toxic Substance Control Act (“TSCA”).

ARTICLE 7

Leases/Contracts

7.1    Assignment of Leases. BMD hereby absolutely and presently conveys, transfers, assigns and sets over unto Transferee all leases and licenses, if any, upon the Contributed Property or any portion thereof, together with any modifications, renewals, extensions, substitutions, replacements and/or rearrangements thereof and together with all rents, issues, income and profits due or to become due therefrom and the cash proceeds therefrom; provided, however, that so long as BMD shall not have committed any default under the Lease beyond any applicable notice and cure period, BMD will have a license to collect all rents from the leases and licenses and to retain, use and enjoy the same.

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7.2    Contracts. BMD hereby acknowledges and agrees that, unless expressly set forth in this Agreement, BMD is not assigning, and Transferee is not assuming, any service, maintenance or other contracts relating to the use, maintenance and operation of the Contributed Property or any portion thereof (collectively, the “Contracts”). As such, BMD shall solely remain bound by BMD’s obligations under the Contracts.

ARTICLE 8

Miscellaneous

8.1    Notices. All notices, consents, approvals and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) upon delivery if hand delivered; (b) one business day after delivery to any nationally recognized overnight courier service for next business day delivery, fee prepaid; (c) one business day after facsimile transmission, with transmission verified and a hard copy of the transmission promptly sent by U. S. Mail; or (d) three days after deposit with the United States Postal Service as registered or certified mail, postage prepaid, and in each case addressed to the addresses set forth below, or to such other addresses as the parties may from time to time designate by notice pursuant to this paragraph.

If to Transferor or BMD:

Boise Cascade, L.L.C.
1111 W. Jefferson St., Suite 300
Boise, ID 83702
Attention: General Counsel
Telephone: 208-384-6451
Facsimile: 208-384-6566

With a copy to:

Boise Cascade Building Material Distribution, L.L.C.
1111 Jefferson St., Suite 300
Boise, ID 83702
Attention: Nick Stokes
Telephone: 208-384-6414
Facsimile: 208-384-6566

If to Trust or Transferee:

Boise Cascade, L.L.C. Master Pension Trust
c/o Russell Investments
1301 Second Avenue, 18th Floor
Seattle, WA 98101
Attention: Plan Administrator
Telephone: 206-505-7877
Facsimile: 253-779-1047

With a copy to:

Real Estate Research Corporation
6600 Westown Parkway, Suite 260
West Des Moines, IA 50266
Attention: Mr. Brian T. Velky, CFA, CRE

And another copy to:

Boise Cascade, L.L.C. Master Pension Trust

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c/o John T. Sahlberg
1111 Jefferson St., Suite 300
Boise, ID 83702
Telephone: 208-384-6451
Facsimile: 208-384-6566

8.2    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute a single instrument.

8.3    Amendments. Except as otherwise provided herein, this Agreement may not be changed, modified, supplemented or terminated, except by an instrument executed by the party hereto which is or will be affected by the terms of such change, modification, supplement or termination.

8.4    Waiver. No waiver by any party hereto of any failure or refusal by any other party hereto to comply with its obligations hereunder shall not be deemed a waiver of any other or subsequent failure or refusal to so comply. Any party hereto may waive compliance by any other party, the other with respect to any of the other’s agreements or obligations set forth herein.

8.5    Brokers. Each of Transferor and BMD represents and warrants to Transferee and the Trust that neither Transferor nor BMD has dealt with any real estate broker, firm, salesperson or other similar person or entity in connection with the transactions contemplated by this Agreement. Each of Transferee and the Trust represents and warrants to Transferor and BMD that neither Transferee nor the Trust has dealt with any real estate broker, firm, salesperson or other similar person or entity in connection with the transactions contemplated by this Agreement.

8.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign its interest under this Agreement without the prior written consent of all other parties. Any purported assignment in violation of this Section 8.6 shall be null and void.

8.7    Partial Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

8.8    Governing Law. This Agreement has been made pursuant to and shall be governed by the laws of the state in which the Contributed Property is located (the “State”), except for such laws that would result in the application of the laws of a jurisdiction other than the State.

8.9    Consent to Jurisdiction. THE PARTIES HEREBY SUBMIT TO THE IN PERSONAM JURISDICTION OF THE STATE AND WAIVE ANY OBJECTION TO IMPROPER VENUE IN THE APPLICABLE FEDERAL AND STATE COURTS. EACH PARTY WAIVES PERSONAL SERVICE OF PROCESS UPON SUCH PARTY, AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE WILL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.

8.10    Conduct of Business. From the date hereof through the Closing Date, BMD shall cause the Contributed Property to be maintained in the ordinary course of business consistent with past practices; provided, however, that nothing contained in this Section 8.10 shall be construed as requiring BMD to undertake or cause to be undertaken major repair or improvement in respect of the Contributed Property.

[Signatures on following page.]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

Transferor: Boise Cascade, L.L.C. By: Printed Name: Date:	Trust: Boise Cascade, L.L.C. Master Pension Trust By: Printed Name: Date:
BMD: Boise Cascade Building Materials Distribution, L.L.C. By: Printed Name: Date:	Transferee: BMD Salt Lake City Real Estate, L.L.C. By: Printed Name: Date:

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EXHIBIT A

Contributed Property

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EXHIBIT B

Lease

(See attached.)

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LEASE AGREEMENT

between

BMD SALT LAKE CITY REAL ESTATE, L.L.C.

as Lessor

and

BOISE CASCADE BUILDING MATERIALS DISTRIBUTION, L.L.C.

as Lessee

THIS LEASE AGREEMENT (this “Lease”), dated as of July 13, 2012 (the “Effective Date”), is made between BMD SALT LAKE CITY REAL ESTATE, L.L.C. ("Lessor"), and BOISE CASCADE BUILDING MATERIALS DISTRIBUTION, L.L.C., a Delaware limited liability company (herein, together with any corporation succeeding thereto by consolidation, merger or acquisition of its assets substantially as an entirety, called "Lessee").
ARTICLE I
Section 1.01. Lease of Premises; Title and Condition. In consideration of the rents and covenants herein stipulated to be paid and performed by Lessee and upon the terms and conditions herein specified, Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the premises (the "Premises") consisting of:
a)    that 14.3 acre parcel of land located in Salt Lake City and more particularly described in Schedule A attached hereto and made a part hereof (the "Land");
b)    all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land totaling approximately 130,000 square feet, all plumbing, gas, electrical, ventilating, lighting and other utility systems, ducts, hot water heaters, oil burners, domestic water systems, elevators, escalators, canopies, air conditioning systems and all other building systems and fixtures attached to or comprising a part of the buildings but excluding all personal property now or hereafter belonging to Lessee and Severable Property (as defined in Section 3.01 of this Lease) (collectively, the "Improvements"); and
c)    all of Lessor's right, Title and interest, if any, in and to all easements, rights-of-way, appurtenances and other rights and benefits associated with the Land and to all public or private streets, roads, railroads, avenues, alleys or pass ways, open or proposed, on or abutting the Land, including, without limitation, the agreements, if any, set forth in Schedule A (the "Agreements") (all of the foregoing being included within the term "Land").
The Premises are leased to Lessee in their present condition without representation or warranty by Lessor and subject to the rights of parties in possession, to the existing state of title, to all applicable Legal Requirements (as defined in Section 5.02(b)) now or hereafter in effect and to Permitted Exceptions listed in Schedule A. Lessee has examined the Premises and title to the Premises and has found all of the same satisfactory for all purposes.
Section 1.02. Use. Lessee may use the Premises for any lawful purpose, provided such use shall not diminish the value of the Premises or constitute a nuisance.
Section 1.03. Term. This Lease shall be for a primary term of ten (10) years beginning on July 13, 2012, and ending at midnight on July 12, 2022 (the “Primary Term”). The time period during which this Lease shall actually be in effect, including the Primary Term and any Extended Term (as defined in Section 1.04) for which the right to extend is exercised, as any of the same may be terminated prior to their scheduled expiration pursuant to the provisions hereof, is sometimes referred to herein as the "Lease Term."

Section 1.04. Options To Extend the Term. Unless an Event of Default (as defined herein) has occurred and is continuing at the time any option is exercised, Lessee shall have the right and option to extend the Lease Term for two (2) additional periods of five (5) years each, each commencing at midnight on the day on which the then existing term of this Lease expires (each an "Extended Term"), unless this Lease shall expire or be terminated pursuant to any provision hereof. Lessee may exercise its option to extend the Lease Term for any of the Extended Terms by giving written notice of exercise (the "Extended Term Notice") of the option no later than six (6) months prior to expiration of the then existing Lease Term. Upon the delivery of an Extended Term Notice, as applicable, the Lease Term shall be automatically extended for the next succeeding Extended Term on the terms and conditions provided herein. Upon the request of Lessor or Lessee, the parties will, at the expense of Lessee, execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 1.04.
Section 1.05. Rent. During the Primary Term and any Extended Term, Lessee shall pay the amounts set forth in Schedule B, as basic rent for the Premises, subject to adjustment pursuant to Section 1.06 ("Basic Rent"). Lessee shall pay Basic Rent to Lessor by wire transfer or automated clearing house to the bank account designated by Lessor, so that Lessor has immediately available funds on the day the Basic Rent is due, at Lessor's address as set forth herein, or at such other address or to such other person as Lessor from time to time may designate. Lessor shall give Lessee not less than 15 days' prior written notice of any change in the bank account and/or address to which such payments are to be made. If the party entitled to receive Basic Rent or such party's bank account or address shall change, Lessee may, until receipt of notice of such change from the party entitled to receive Basic Rent immediately preceding such change, continue to pay Basic Rent and additional charges to the party to which, and in the manner in which, the preceding installment of Basic Rent or additional charges, as the case may be, was paid. Such annual rentals shall be payable in equal quarterly installments on the dates set forth in Schedule B. Any rental payment made in respect of a period which is less than one quarter shall be prorated by multiplying the then applicable quarterly rental by a fraction the numerator of which is the number of days in such quarter with respect to which rent is being paid and the denominator of which is the total number of days in such quarter. Lessee shall perform all its obligations under this Lease at its sole cost and expense, and shall pay all Basic Rent, additional charges and any other sum due hereunder when due and payable, without notice or demand.
Section 1.06. Option to Purchase.
a)    At the end of the Primary Term, assuming Lessee does not elect to exercise the first Extended Term option, Lessee shall have the right to purchase the Premises from Lessor for the lesser of: a) the fair market value of the Premises as established by a third-party appraisal completed by an independent appraiser agreed upon by the Lessor and Lessee; or b) 110% of its value as of the Effective Date. If either the Lessor or Lessee disagrees with the fair market value established by the appraiser, each party shall retain a licensed appraiser to conduct an independent fair market value appraisal and the two appraisals closest to one another out of the three completed appraisals shall be averaged to conclude the fair market value. Lessee shall provide written notice of its desire to purchase not later than six (6) months prior to the expiration of the Primary Term. Notwithstanding the foregoing, if Lessee elects to purchase the Premises, but the fair market value of the Premises is less than 85% of its value as of the Effective Date, Lessor may reject the purchase, in which case Lessee may either i) purchase the Premises for 85% of its fair market value as of the Effective Date, or ii) exercise its first Extended Term option, in which case the Basic Rent during the first year of such Extended Term shall be 8% of the then-current fair market value of the Premises, with Basic Rent increasing by 2% for each subsequent year during such Extended Term.
b)    At the end of the first Extended Term, if applicable, assuming Lessee does not elect to exercise the second Extended Term option, Lessee shall have the right to purchase the Premises from Lessor for the lesser of: a) the fair market value of the Premises as established by a third-party appraisal; or b) 115% of its value as of the Effective Date. Lessee shall provide written notice of its desire to purchase not later than six (6) months prior to the expiration of the first Extended Term. Notwithstanding the foregoing, if Lessee elects to purchase the Premises, but the fair market value of the Premises is less than 85% of its value as of the Effective Date, Lessor may reject the purchase, in which case Lessee may either i) purchase the Premises for 85% of its fair market value as of the Effective Date, or ii) exercise its second Extended Term option, in which case the Basic Rent during the first year of such Extended Term shall be 8% of the then-current fair market value of the Premises, with Basic Rent increasing by 2% for each subsequent year during such Extended Term.
c)    At the end of the second Extended Term, if applicable, Lessee shall have the right to purchase the Premises from Lessor for the lesser of: a) the fair market value of the Premises as established by a third-party appraisal; or b) 120% of its value as of the Effective Date. Lessee shall provide written notice of its desire to purchase not later than six (6) months prior to the expiration of the second Extended Term.
d)    If one of the options described in this Section 1.06 is exercised, Lessor and Lessee shall enter into a contract for the purchase and sale of the Premises upon terms and conditions essentially similar to those set forth in the form Purchase and Sale Agreement attached hereto as Schedule C.
ARTICLE II
Section 2.01. Maintenance and Repair.
a)    Lessee acknowledges that it has received the Premises in good order and repair. Lessee, at its own expense, will maintain all parts of the Premises in good repair and condition and will take all action and will make all structural and nonstructural, foreseen and unforeseen and ordinary and extraordinary changes and repairs which may be required to keep all parts of the Premises in good repair and condition (including, but not limited to, all painting, glass, utilities, conduits, fixtures and equipment, foundation, roof, exterior walls, heating and air conditioning systems, wiring, plumbing, sprinkler systems and other utilities, and all paving, sidewalks, roads, parking areas, curbs and gutters and fences). Lessor shall not be required to maintain, repair or rebuild all or any part of the Premises. Lessee waives the right to require Lessor to maintain, repair or rebuild all or any part of the Premises or make repairs at the expense of Lessor pursuant to any Legal Requirement, Agreement, contract, covenant, condition or restrictions at any time.

b)    If all or any part of the Improvements shall encroach upon any property, street or right-of-way adjoining or adjacent to the Premises, or shall violate the Agreements or conditions affecting the Premises or any part thereof, or shall hinder, obstruct or impair any easement or right-of-way to which the Premises are subject, then, promptly after written request of Lessor (unless such encroachment, violation, hindrance, obstruction or impairment is a Permitted Exception) or of any person so affected, Lessee shall, at its expense, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting therefrom or (ii) if Lessor consents thereto, make such changes, including alteration or removal, to the Improvements and take such other action as shall be necessary to remove or eliminate such encroachments, violations, hindrances, obstructions or impairments.
Section 2.02. Alterations, Replacements and Additions. Lessee may, at its expense, make additions to and alterations of the Improvements, and construct additional Improvements, provided that (i) the fair market value, the utility, the square footage or the useful life of the Premises shall not be lessened thereby, (ii) such work shall be expeditiously completed in a good and workmanlike manner and in compliance with all applicable Legal Requirements and the requirements of all insurance policies required to be maintained by Lessee hereunder, (iii) no structural alterations shall be made to the Improvements or demolitions conducted in connection therewith unless Lessee shall have obtained Lessor’s consent and furnished Lessor with such surety bonds or other security acceptable to Lessor as shall be necessary in Lessor’s opinion to assure rebuilding of such Improvements and (iv) no additions, replacements or alterations, other than cosmetic, interior or nonstructural alterations which cost $250,000 or less, shall be made unless Lessor's prior written consent shall have been obtained. All additions and alterations of the Premises, without consideration by Lessor, shall be and remain part of the Premises and the property of Lessor and shall be subject to this Lease. Lessee shall have the right to place or paint signs in such locations as shall adequately advertise Lessee's occupancy of the Premises and direct visitors, guests and the like to the Premises. All signs by Lessee shall be removed at expiration or earlier termination of this Lease, provided any damage caused by such removal shall be repaired by Lessee.
ARTICLE III
Section 3.01. Severable Property. Lessee may, at its expense, install, assemble or place on the Premises and remove and substitute any items of machinery, equipment, furniture, furnishings or other personal property used or useful in Lessee's business and trade fixtures described in Schedule A (collectively, the "Severable Property"), and title to same shall remain in Lessee.
Section 3.02. Removal. Lessee shall remove the Severable Property at the expiration or prior termination of this Lease. Any of Lessee's Severable Property not removed by Lessee prior to the expiration of the Lease or 30 days after an earlier termination shall be considered abandoned by Lessee and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without obligation to account therefor. Lessee will repair at its expense all damage to the Premises necessarily caused by the removal of Lessee’s Severable Property, whether affected by Lessee or by Lessor.

ARTICLE IV
Section 4.01. Lessee's Assignment and Subletting. Unless an Event of Default shall have occurred and is continuing hereunder, Lessee may, for its own account, assign this Lease or sublet or license the use of all or any part of the Premises for the Primary Term or any Extended Term (with respect to which such extension has previously been exercised) of this Lease. Each such assignment or sublease shall expressly be made subject to the provisions hereof. No such assignment or sublease shall modify or limit any right or power of Lessor hereunder or affect or reduce any obligation of Lessee hereunder, and all such obligations shall be those of Lessee and shall continue in full effect as obligations of a principal and not of a guarantor or surety, as though no subletting or assignment had been made, such liability of the Lessee named herein to continue notwithstanding any subsequent modifications or amendments of this Lease; provided, however, that (other than with respect to any modifications required by law or on account of bankruptcy or insolvency) if any modification or amendment is made without the consent of Lessee named herein (which consent shall not be unreasonably withheld or delayed), such modification or amendment shall be ineffective as against Lessee named herein to the extent, and only to the extent, that the same shall materially increase the obligations of Lessee, it being expressly agreed that (even if any such modification or amendment shall materially increase the likelihood of a default by Lessee under this Lease) Lessee named herein shall remain liable to the full extent of this Lease as if such modification had not been made. Neither this Lease nor the Lease Term hereby demised shall be mortgaged by Lessee, nor shall Lessee mortgage or pledge its interest in any sublease of the Premises or the rentals payable thereunder. Any sublease made otherwise than as expressly permitted by this Section 4.01 and any assignment of Lessee's interest hereunder made otherwise than as expressly permitted by this Section 4.01 shall be void. Lessee shall, within 20 days after the execution of any assignment or sublease, deliver a conformed copy thereof to Lessor.
Section 4.02. Transfer or Pledge by Lessor. Lessor shall be free to transfer its fee interest in the Premises or any part thereof or interest therein, subject, however, to the terms of this Lease. Any such transfer of a fee interest shall relieve the transferor of all liability and obligation hereunder (to the extent of the interest transferred) accruing after the date of the transfer and any assignee shall be bound by the terms and provisions of this Lease. In the event Lessor wishes to sell its interest, Lessee shall have a right of first refusal to repurchase the Premises from Lessor on the same terms and conditions as the bona fide third-party offer received by Lessor. Lessor shall be free to pledge or mortgage its interest in the Premises and this Lease on the condition that either (i) this Lease shall be superior to such pledge or mortgage or (ii) if Lessor elects to have this Lease be subordinate to the mortgage of any lender of Lessor, Lessee receives a nondisturbance agreement reasonably acceptable to Lessee from the holder of such pledge or mortgage.
ARTICLE V
Section 5.01. Net Lease.
a)    It is expressly understood and agreed by and between the parties that this Lease is a triple net lease, and the Basic Rent and all other sums payable hereunder to or on behalf of Lessor shall be paid without notice or demand and without setoff, counterclaim, abatement, suspension, deduction or defense.
b)    Except as otherwise expressly provided in the Lease, this Lease shall not terminate, nor shall Lessee have any right to terminate this Lease or be entitled to the abatement of any rent or any reduction thereof, nor shall the obligations hereunder of Lessee be otherwise affected, by reason of any damage to or destruction of all or any part of the Premises from whatever cause, the taking of the Premises or any portion thereof by condemnation or otherwise, the prohibition, limitation or restriction of Lessee's use of the Premises, or interference with such use by any private person or corporation, or by reason of any eviction by paramount title or otherwise, or Lessee's acquisition of ownership of the Premises otherwise than pursuant to an express provision of this Lease, or for any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, it being the intention of the parties hereto that the rent and all other charges payable hereunder to or on behalf of Lessor shall continue to be payable in all events and the obligations of Lessee hereunder shall continue unaffected, unless the requirement to pay or perform the same shall be terminated pursuant to an express provision of this Lease. Nothing contained in this Section 5.01 shall be deemed a waiver by Lessee of any rights that it may have to bring a separate action with respect to any default by Lessor hereunder or under any other agreement.
c)    Lessee covenants and agrees that it will remain obligated under this Lease in accordance with its terms, and that Lessee will not take any action to terminate, rescind or avoid this Lease, notwithstanding the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Lessor or any assignee of Lessor in any such proceeding and notwithstanding any action with respect to this Lease which may be taken by any trustee or receiver of Lessor or of any assignee of Lessor in any such proceeding or by any court in any such proceeding.
d)    Lessee waives all rights now or hereafter conferred by law (i) to quit, terminate or surrender this Lease or the Premises or any part thereof or (ii) to any abatement, suspension, deferment or reduction of the rent, or any other sums payable hereunder to or on behalf of Lessor, regardless of whether such rights shall arise from any present or future constitution, statute or rule of law.
Section 5.02. Taxes and Assessments; Compliance With Law.
a)    Lessee shall pay, prior to delinquency: (i) all taxes, assessments, levies, fees, water and sewer rents and charges and all other governmental charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Primary Term or any Extended Term hereof imposed or levied upon or assessed against or which arise with respect to (A) the Premises, (B) any Basic Rent, additional rent or other sums payable hereunder, (C) this Lease or the leasehold estate hereby created or (D) the operation, possession or use of the Premises; (ii) all sales taxes, rent taxes, gross receipts taxes or similar taxes (i.e., taxes based upon gross income which fail to take into account deductions with respect to depreciation, interest, taxes or ordinary and necessary business expenses, in each case relating to the Premises) imposed or levied upon, assessed against or measured by any Basic Rent, additional rent or other sums payable hereunder; (iii) all sales, value added, ad valorem, use and similar taxes at any time levied, assessed or payable on account of the acquisition, ownership, leasing, operation, possession or use of the Premises; and (iv) all charges of utilities, communications and similar services serving the Premises. Lessee shall not be required to pay any franchise, estate, inheritance, transfer, income, capital gains or similar tax of Lessor unless such tax is imposed, levied or assessed in substitution for any other tax, assessment, charge or levy which Lessee is required to pay pursuant to this Section 5.02(a); provided, however, that if, at any time during the Lease Term, the method of taxation shall be such that there shall be assessed, levied, charged or imposed on Lessor a capital levy or other tax directly on the rents received therefrom, or upon the value of the Premises or any present or future improvement or improvements on the Premises, then all such levies and taxes or the part thereof so measured or based shall be payable by Lessee, and Lessee shall pay and discharge the same as herein provided. Lessee will furnish to Lessor, promptly after demand therefor, proof of payment of all items referred to above which are payable by Lessee. If any such assessment may legally be paid in installments, Lessee may pay such assessment in installments; in such event, Lessee shall be liable only for installments which become due and payable with respect to any tax period occurring in whole or in part during the Lease Term hereof; provided, however, that all amounts referred to in this Section 5.02(a) for the fiscal or tax year in which the Lease Term shall expire shall be apportioned so that Lessee shall pay those portions thereof which correspond with the portion of such year as are within the Lease Term hereby demised.
b)    Lessee shall comply with and cause the Premises to comply with and shall assume all obligations and liabilities with respect to (i) all laws, ordinances and regulations and other governmental rules, orders and determinations presently in effect or hereafter enacted, made or issued, whether or not presently contemplated (collectively, "Legal Requirements"), applicable to the Premises or the operation, use or possession thereof and (ii) all Agreements, contracts, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), agreements, covenants, conditions and restrictions now or hereafter applicable to the Premises or the operation, use or possession thereof, including, but not limited to, all such Legal Requirements, contracts, agreements, covenants, conditions and restrictions which require structural, unforeseen or extraordinary changes; provided, however, that, with respect to any of the obligations of Lessee in clause (ii) above which are not now in existence, Lessee shall not be required to so comply unless Lessee is either a party thereto or has given its written consent thereto, or unless the same is occasioned by Legal Requirements or Lessee's default (including any failure or omission by Lessee) under this Lease. Nothing in clause (ii) of the immediately preceding sentence shall modify the obligations of Lessee under Section 5.04 of this Lease.
c)    Upon the occurrence of an Event of Default (as defined herein) under Section 7.0l(a)(i)(l) or if required by Lessor's mortgagee, if any, Lessee shall, in addition to and concurrently with the payment of Basic Rent as required in subsection 1.05(a) hereof, pay one-fourth of the amount (as estimated by Lessor) of the annual taxes and assessments described in subsection 5.02(a) hereof and the annual premiums for insurance required in Section 6.03 hereof next becoming due and payable with respect to the Premises, and Lessee shall also pay to Lessor on demand therefor the amount by which the actual taxes and assessments and insurance premiums exceed the payment by Lessee required in this subsection. The amounts received by Lessor pursuant to this subsection (c) shall be used to pay taxes and premiums for insurance, as applicable and shall not be deemed Basic Rent for the purposes of any sales or rent tax. Any remaining funds held by Lessor at the end of the Lease Term shall be returned to Lessee.
Section 5.03. Liens. Lessee will remove and discharge any charge, lien, security interest or encumbrance upon the Premises or upon any Basic Rent, additional rent or other sums payable hereunder which arises for any reason, including, without limitation, all liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Premises or by reason of labor or materials furnished or claimed to have been furnished to Lessee or for the Premises, but not including (i) the liens and encumbrances set forth in Schedules A and B, (ii) this Lease and any assignment hereof or any sublease permitted hereunder and (iii) any mortgage, charge, lien, security interest or encumbrance created or caused by Lessor or its agents, employees or representatives without the consent of Lessee. Lessee may provide a bond or other security acceptable to Lessor to remove or pay all costs associated with the removal of any such lien, provided the conditions of Section 5.05 shall be satisfied. Nothing contained in this Lease shall be construed as constituting the consent or request of Lessor, express or implied, to or for the performance (on behalf of or for the benefit of Lessor) by any contractor, laborer, materialman or vendor, of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Premises or any part thereof. Notice is hereby given that Lessor will not be liable for any labor, services or materials furnished or to be furnished to Lessee, or to anyone holding an interest in the Premises or any part thereof through or under Lessee, and that no mechanic's or other liens for any such labor, services or materials shall attach to or affect the interest of Lessor in and to the Premises.
Section 5.04. Indemnification. Except for the gross negligence or the willful misconduct of any Indemnified Party (as defined herein), Lessee shall defend all actions against Lessor with respect to, and shall pay, protect, indemnify and save harmless Lessor from and against, any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from (i) injury to or death of any person, or damage to or loss of property, on the Premises or any adjoining sidewalk, streets or right of ways or connected with the use, condition or occupancy of the Premises, (ii) violation by Lessee of this Lease, (iii) use, act or omission of Lessee or its agents, contractors, licensees, sublessees or invitees and (iv) contest referred to in Section 5.05 of this Lease.
Section 5.05. Permitted Contests. Lessee, at its expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, any Legal Requirement with which Lessee is required to comply pursuant to Section 5.02(b), or the amount or validity or application, in whole or in part, of any tax, assessment or charge which Lessee is obligated to pay or any lien, encumbrance or charge not permitted by Sections 2.01, 2.02, 5.02(a), 5.03 and 6.02, provided that (i) the commencement of such proceedings shall suspend the enforcement or collection thereof against or from Lessor and against or from the Premises, (ii) neither the Premises nor any rent therefrom nor any part thereof or interest therein would be in any danger of being sold, forfeited, attached or lost, (iii) Lessee shall have furnished such security, if any, as may be required in the proceedings and as may be required by Lessor, and (iv) if such contest be finally resolved against Lessee, Lessee shall promptly pay the amount required to be paid, together with all interest and penalties accrued thereon. Lessor, at Lessee's expense, shall execute and deliver to Lessee such authorizations and other documents as reasonably may be required in any such contest. Lessee shall indemnify and save Lessor harmless against any cost or expense of any kind that may be imposed upon Lessor in connection with any such contest and any loss resulting therefrom. Lessee shall not be in default hereunder in respect to the compliance with any Legal Requirement with which Lessee is obligated to comply pursuant to Section 5.02(b) or in respect to the payment of any tax, assessment or charge which Lessee is obligated to pay or any lien, encumbrance or charge not permitted by Section 2.01, 2.02, 5.02(a), 5.03 and 6.02 which Lessee is in good faith contesting.
Section 5.06. Environmental Compliance.
a)    For purposes of this Lease:
(i)    the term "Environmental Laws" shall mean and include the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act and all applicable state and local environmental laws, ordinances, rules, requirements, regulations and publications, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted and any and all other federal, state or local laws, ordinances, rules, requirements, regulations and publications, now or hereafter existing, relating to the preservation or regulation of the public health, welfare or environment or the regulation or control of toxic or hazardous substances or materials; and
(ii)    the term "Regulated Substance" shall mean and include any, each and all substances or materials now or hereafter regulated pursuant to any Environmental Laws, including, but not limited to, any such substance or material now or hereafter defined as or deemed to be a "regulated substance," "pesticide," "hazardous substance" or "hazardous waste" or included in any similar or like classification or categorization thereunder.
b)    Lessee shall:
(i)    not cause or permit any Regulated Substance to be placed, held, located, released, transported or disposed of on, under, at or from the Premises in violation of Environmental Laws;
(ii)    contain at or remove from the Premises, or perform any other necessary remedial action regarding, any Regulated Substance in any way affecting the Premises if, as and when such containment, removal or other remedial action is required under any Legal Requirement and, whether or not so required, shall perform any containment, removal or remediation of any kind involving any Regulated Substance in any way adversely affecting the Premises in compliance with all Legal Requirements and, upon reasonable request of Lessor after consultation with Lessee (which request may be given only if Lessor reasonably believes that an environmental concern exists which may have an adverse effect on the Premises), shall arrange for phase I environmental audits (as such term is defined now or hereafter by the environmental remediation industry), or such other or further testing or actions as may be required by Legal Requirements or as may be mutually agreed to by Lessor and Lessee, to be conducted at the Premises by qualified companies retained by

Lessee specializing in environmental matters and reasonably satisfactory to Lessor in order to ascertain compliance with all Legal Requirements and the requirements of this Lease, all of the foregoing to be at Lessee's sole cost and expense. Further, Lessee shall, upon the reasonable request of Lessor, provide Lessor with a bond or letter of credit, in form and substance satisfactory to Lessor, in an amount sufficient to cover the aggregate of the foregoing costs;
(iii)    provide Lessor with written notice (and a copy as may be applicable) of any of the following within 10 days of receipt thereof: (A) Lessee's obtaining knowledge or notice of any kind of the material presence, or any actual or threatened release, of any Regulated Substance in any way adversely affecting the Premises; (B) Lessee's receipt or submission, or Lessee's obtaining knowledge or notice of any kind, of any report, citation, notice or other communication from or to any federal, state or local governmental or quasi-governmental authority regarding any Regulated Substance in any way adversely affecting the Premises; or (C) Lessee's obtaining knowledge or notice of any kind of the incurrence of any cost or expense by any federal, state or local governmental or quasi-governmental authority or any private party in connection with the assessment, monitoring, containment, removal or remediation of any kind of any Regulated Substance in any way adversely affecting the Premises, or of the filing or recording of any lien on the Premises or any portion thereof in connection with any such action or Regulated Substance in any way adversely affecting the Premises; and
(iv)    in addition to the requirements of Section 5.04 hereof, defend all actions against Lessor and pay, protect, indemnify and save harmless Lessor from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation, reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature relating to any Environmental Laws, Regulated Substances or other environmental matters concerning the Premises. The indemnity contained in this Section 5.06 shall survive the expiration or earlier termination of this Lease.
ARTICLE VI
Section 6.01. Procedure Upon Purchase.
a)    If Lessee shall purchase the Premises pursuant to Section 6.02 of this lease, Lessor shall convey or cause to be conveyed title thereto by special warranty deed, and subject only to this Lease, the lien of any taxes, exceptions subject to which the Premises were conveyed to Lessor, exceptions created or consented to or existing by reason of any action or inaction by Lessee and all Legal Requirements, except Lessor shall satisfy any mortgage imposed on the Premises by Lessor.
b)    Upon the date fixed for any purchase of the Premises pursuant to Section 6.02 of this Lease, Lessee shall pay to Lessor the purchase price therefor specified herein in immediately available funds, together with all Basic Rent, additional rent and other sums then due and payable hereunder to and including such date of purchase, and there shall be delivered to Lessee a special warranty deed, or its equivalent, or other conveyance of the interests in the Premises then being sold to Lessee and any other instruments reasonably necessary to evidence the conveyance of title thereto described in Section 6.0l(a) and to assign any other property then required to be assigned by Lessor pursuant hereto.
c)    There shall be no adjustments at the closing of a purchase pursuant to this Section 6.01. Lessee shall pay all charges incident to such conveyance and assignment, including, without limitation, reasonable counsel fees, escrow fees, recording fees, title insurance premiums and all applicable transfer taxes (not including any income, capital gain or franchise taxes of Lessor) which may be imposed by reason of such conveyance and assignment and the delivery of said deed or conveyance and other instruments. Upon the completion of any purchase of the entire Premises (but not of any lesser interest than the entire Premises) but not prior thereto (whether or not any delay or failure in the completion of such purchase shall be the fault of Lessor), this Lease shall terminate, except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have arisen on or prior to such completion of purchase.

Section 6.02. Condemnation and Casualty.
a)General Provisions. Except as provided in Section 6.02(b), Lessee hereby irrevocably assigns to Lessor any award, compensation or insurance payment to which Lessee may become entitled by reason of Lessee's interest in the Premises (i) if the use, occupancy or title of the Premises or any part thereof is taken, requisitioned or sold in, by or on account of any actual or threatened eminent domain proceeding or other action by any person having the power of eminent domain ("Condemnation") or (ii) if the Premises or any part thereof is damaged or destroyed by fire, flood or other casualty ("Casualty"). All awards, compensations and insurance payments on account of any Condemnation or Casualty are herein collectively called "Compensation." Lessor may appear in any such proceeding or action to negotiate, prosecute and adjust any claim for any Compensation, and Lessor shall collect any such Compensation. Lessee shall be entitled to participate in any such proceeding, action, negotiation, prosecution, appeal or adjustment as contemplated herein. Notwithstanding anything to the contrary contained in this Article VI, if permissible under applicable law, any separate Compensation made to Lessee for its moving and relocation expenses, anticipated loss of business profits, loss of goodwill or fixtures, additions (approved by Lessor) and equipment paid for by Lessee and which are not part of the Premises (including, without limitation, the Severable Property) or any other claim that Lessee may have under applicable law that does not diminish the Compensation made to Lessor shall be paid directly to and shall be retained by Lessee (and shall not be deemed to be "Compensation"). All Compensation shall be applied pursuant to this Section 6.02, and all such Compensation (less the expense of collecting such Compensation) is herein called the "Net Proceeds."
b)Substantial Condemnation. If a Condemnation shall, in Lessee's good faith judgment, affect all or a substantial portion of the Premises and shall render the Premises unsuitable for restoration for continued use and occupancy in Lessee's business, then Lessee may, not later than 60 days after a determination has been made as to when possession of the Premises must be delivered with respect to such Condemnation, deliver to Lessor (i)

notice of its intention ("Notice of Intention") to terminate this Lease on the next rental payment date which occurs not less than 60 days after the delivery of such notice (the "Condemnation Termination Date"), (ii) a certificate of an authorized officer of Lessee describing the event giving rise to such termination and stating that Lessee has determined that such Condemnation has rendered the Premises unsuitable for restoration for continued use and occupancy in Lessee's business, (iii) documentation to the effect that termination of this Lease will not be in violation of any agreement in effect as of the Condemnation Termination Date with which Lessee is obligated to comply pursuant to this Lease, and (iv) if the Condemnation Termination Date occurs during the Primary Term, an irrevocable offer by Lessee to Lessor to purchase on the Condemnation Termination Date any remaining portion of the Premises and the Net Proceeds, if any, payable in connection with such Condemnation (or the right to receive the same when made, if payment thereof has not yet been made), at a price equal to twelve (12) times the then annual Basic Rent. If either (1) Lessor shall reject such offer by notice given to Lessee not later than 15 days prior to the Condemnation Termination Date or (2) the Condemnation Termination Date occurs during any Extended Term, this Lease shall terminate on the Condemnation Termination Date, except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have arisen on or prior to the Condemnation Termination Date, upon payment by Lessee of all Basic Rent, additional rent and other sums due and payable hereunder to and including the Condemnation Termination Date, and the Net Proceeds shall belong to Lessor. Unless Lessor shall have rejected such offer in accordance with this Section, Lessor shall be conclusively considered to have accepted such offer, and, on the Condemnation Termination Date, the Lease shall terminate and there shall be conveyed to Lessee or its designee the remaining portion of the Premises, if any, and there shall be assigned to Lessee or its designee all its interest in the Net Proceeds, pursuant to and upon compliance with Section 6.01. In the event Lessee does not deliver the Notice of Intention to Lessor, Lessor shall permit so much of the Net Proceeds as may be necessary to be utilized by Lessee to repair or restore the Premises.
c)Substantial Casualty During Extended Term. If an insured Casualty shall, in Lessee's good-faith judgment, affect all or a substantial portion of the Premises during an Extended Term, if any, and shall render the Premises unsuitable for restoration for continued use and occupancy in Lessee's business, then Lessee may, not later than 150 days after such Casualty, deliver to Lessor (i) notice of its intention to terminate this Lease on the next rental payment date which occurs not less than 60 days after the delivery of such notice (the "Casualty Termination Date"), (ii) a certificate of an authorized officer of Lessee describing the event giving rise to such termination and stating that Lessee has determined that such Casualty has rendered the Premises unsuitable for restoration for continued use and occupancy in Lessee's business, and (iii) documentation to the effect that termination of this Lease will not be in violation of any agreement then in effect with which Lessee is obligated to comply pursuant to this Lease. Upon payment by Lessee of all Basic Rent, additional rent and other sums then due and payable hereunder to and including the Casualty Termination Date, this Lease shall terminate on the Casualty Termination Date except with respect to obligations and liabilities of Lessee hereunder, actual or contingent, which have arisen on or prior to the Casualty Termination Date, and the Net Proceeds shall belong to Lessor.

d)    Less Than Substantial Condemnation or Any Casualty During the Primary Term. If, after a Condemnation or Casualty, Lessee does not give or does not have the right to give notice of its intention to terminate this Lease as provided in subsection 6.02(b) or (c), then this Lease shall continue in full force and effect and Lessee shall, at its expense, rebuild, replace or repair the Premises in conformity with the requirements of Subsections 2.01, 2.02 and 5.03 so as to restore the Premises (in the case of Condemnation, as nearly as practicable) to the condition, and character thereof immediately prior to such Casualty or Condemnation. To the extent the Net Proceeds with respect to any Casualty are less than $250,000, such amount shall be paid to Lessee to be used to rebuild, replace or repair the Premises in a lien free and good and workmanlike manner. To the extent the Net Proceeds from any Casualty are $250,000 or greater, prior to any such rebuilding, replacement or repair, Lessee shall determine the maximum cost thereof (the "Restoration Cost"), which amount shall be acceptable to Lessor. The Restoration Cost shall be paid first out of Lessee's own funds to the extent that the Restoration Cost exceeds the Net Proceeds payable in connection with respect to any occurrence, after which expenditure Lessee shall be entitled to receive the Net Proceeds, but only against (i) certificates of Lessee delivered to Lessor from time to time as such work of rebuilding, replacement and repair progresses, each such certificate describing the work for which Lessee is requesting payment and the cost incurred by Lessee in connection therewith and stating that Lessee has not theretofore received payment for such work and (ii) such additional documentation as Lessor may reasonably require, including, but not limited to, copies of all contracts and subcontracts relating to restoration, architects' certifications, title policy updates and lien waivers or releases. Any Net Proceeds remaining after final payment has been made for such work and after Lessee has been reimbursed for any portions it contributed to the Restoration Cost shall be paid to Lessee. In the event of any temporary Condemnation, this Lease shall remain in full effect and Lessee shall be entitled to receive the Net Proceeds allocable to such temporary Condemnation, except that any portion of the Net Proceeds allocable to the period after the expiration of the Lease Term or termination of the Lease shall be paid to Lessor. If the cost of any rebuilding, replacement or repair required to be made by Lessee pursuant to this subsection 6.02(d) shall exceed the amount of such Net Proceeds, the deficiency shall be paid by Lessee.
Section 6.03. Insurance.
a)    Lessee will maintain insurance on the Premises of the following character:
(i)    Insurance against all risks of direct physical loss, including loss by fire, lightning, terrorism and other risks which at the time are included under "extended coverage" endorsements, in amounts sufficient to prevent Lessor and Lessee from becoming a coinsurer of any loss but in any event in amounts not less than 100% of the actual replacement value of the Improvements, exclusive of foundations and excavations with a maximum deductible of $100,000;
(ii)    General public liability insurance and/or umbrella liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Premises in the minimum amounts of $5,000,000 for bodily injury or death to any one person, $10,000,000 for any one accident and $5,000,000 for property damage to others or in such greater amounts as are then customary for property similar in use to the Premises;
(iii)    Rent loss or business interruption insurance in an amount sufficient to cover loss of rents from the Premises pursuant to this Lease for a period of at least one year;
(iv)    Worker's compensation insurance (including employers' liability insurance, if requested by Lessor) to the extent required by the law of the state in which the Premises are located and to the extent necessary to protect Lessor and the Premises against Lessee's workers' compensation claims (to the extent permitted by applicable law, Lessee may self-insure with respect to worker's compensation insurance);
(v)    Boiler and machinery insurance in respect of any boilers and similar apparatus located on the Premises in the minimum amount of $500,000 or in such greater amounts as to adequately insure the Premises;
(vi)    During any period of construction on the Premises, builder's risk insurance on a completed value, non-reporting basis for the total cost of such alterations or improvements, and worker compensation insurance as required by applicable law. This coverage may be provided by Lessee's all risk property insurance pursuant to Section 6.03(a)(i) herein; and
(vii)    Such other insurance in such amounts and against such risks, as is commonly obtained in the case of property similar in use to the Premises and located in the state in which the Premises are located by prudent owners of such property, including but not limited to, flood insurance (if the Premises is in a flood plain) and earthquake insurance (if the Premises is in an earthquake-prone area and a probable maximum loss study indicates carrying such insurance would be prudent).
Such insurance shall be written by companies authorized to do business in the state where the Premises are located-and carrying a claims paying ability rating of at least A by Standard & Poor Ratings Group or by FM Global Insurance Co. ("FM Global") for so long as FM Global is authorized to do business in the state where the Premises are located and carries a claims paying ability rating of at least A, Class X by A.M. Best, and with the exception of workers' compensation insurance and employers' liability insurance, shall name Lessor as an additional insured as its interest may appear. If the Premises or any part thereof shall be damaged or destroyed by Casualty, and if the estimated cost of rebuilding, replacing or repairing the same shall exceed $250,000 Lessee promptly shall notify Lessor thereof.
b)    [intentionally omitted.]
c)    Lessee shall deliver to Lessor upon request original or duplicate certificates of insurance, satisfactory to Lessor evidencing the existence of all insurance which is required to be maintained by Lessee hereunder and payment of all premiums therefor, such delivery to be made (i) upon the execution and delivery hereof and (ii) at least 10 days prior to the expiration of any such insurance. Lessee shall not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 6.03 unless Lessor is named an additional insured therein. Lessee shall immediately notify Lessor whenever any such separate insurance is obtained and shall deliver to Lessor the policies or certificates evidencing the same. Any insurance required hereunder may be provided under blanket policies, provided that the Premises are specified therein.
d)    The requirements of this Section 6.03 shall not be construed to negate or modify Lessee's obligations under Section 5.04.
ARTICLE VII
Section 7.01. Conditional Limitations; Default Provisions.
a)    Any of the following occurrences or acts shall constitute an "Event of Default" under this Lease:
(i)    If Lessee shall (1) fail to pay any Basic Rent, additional rent or other sum as and when required to be paid by Lessee hereunder and such failure shall continue for ten business days after notice to Lessee or (2) fail to observe or perform any other provision hereof and such nonmonetary failure shall continue for 30 days after written notice to Lessee of such failure (provided that, in the case of any such failure which cannot be cured by the payment of money and cannot with diligence be cured within such 30-day period, if Lessee shall commence promptly to cure the same and thereafter prosecute the curing thereof with diligence, the time within which such failure may be cured shall be extended for such period not to exceed 180 days as is necessary to complete the curing thereof with diligence);
(ii)    If any representation or warranty of Lessee set forth in any certificate provided by Lessee pursuant to this Lease, shall prove to be incorrect in any material respect as of the time when the same shall have been made in a way adverse to Lessor and Lessor shall suffer a loss or detriment as a result thereof, including, without limitation, the taking of any action (including, without limitation, the demise of the Premises to Lessee herein) in reliance upon such representation or warranty and, in each case, the facts shall not be conformed to the representation and warranty as soon as practicable in the circumstances (but in no event to exceed 30 days) after written notice to Lessee from Lessor of such inaccuracy and Lessor restored to the position it would have enjoyed had such representation or warranty been accurate at the time it was made;
(iii)    If Lessee or Boise Cascade, L.L.C., a Delaware limited liability company (the "Guarantor") shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any federal or state law or shall be adjudicated a bankrupt or become insolvent or shall make an assignment for the benefit of creditors, or if a petition proposing the adjudication of Lessee or Guarantor as bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and Lessee or Guarantor shall consent to or acquiesce in the filing thereof or such petition shall not be discharged or denied within 90 days after the filing thereof;

(iv)    If a receiver, trustee or conservator of Lessee or Guarantor, or of all or substantially all of the assets of Lessee or Guarantor, or of the Premises or Lessee's or Guarantor's estate therein shall be appointed in any proceeding brought by Lessee or Guarantor, or if any such receiver, trustee or conservator shall be appointed in any proceeding brought against Lessee or Guarantor and shall not be discharged within 90 days after such appointment, or if Lessee or Guarantor shall consent to or acquiesce in such appointment;
(v)    If Guarantor shall have defaulted in its obligations under the Guaranty dated as of the same date hereof (the "Guaranty"); or
(vi)    If the Premises shall have been abandoned and not maintained or secured in the manner required hereunder for a period of 30 consecutive days after written notice of such from Lessor to Lessee.
b)    If an Event of Default shall have happened and be continuing, Lessor shall have the right to give Lessee notice of Lessor's termination of the Lease Term. Upon the giving of such notice, the Lease Term and the estate hereby granted shall expire and terminate on such date as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Lease Term, and all rights of Lessee hereunder shall expire and terminate, but Lessee shall remain liable as hereinafter provided.
c)    If an Event of Default shall have happened and be continuing, Lessor shall have the immediate right, whether or not the Lease Term shall have been terminated pursuant to subsection 7.01(b), to reenter and repossess the Premises and the right to remove all persons and property (subject to Section 3.02) therefrom by summary proceedings, ejectment or any other legal action or in any lawful manner Lessor determines to be necessary or desirable. Lessor shall be under no liability by reason of any such reentry, repossession or removal.
d)    In the event of any expiration or termination of the Lease Term or reentry or repossession of the Premises or removal of persons or property therefrom by reason of the occurrence of an Event of Default, Lessee shall pay to Lessor all Basic Rent, additional rent and other sums required to be paid by Lessee, in each case to and including the date of such expiration, termination, reentry, repossession or removal, and, thereafter, Lessee shall, until the end of what would have been the Lease Term in the absence of such expiration, termination, reentry, repossession or removal and whether or not the Premises shall have been relet, be liable to Lessor for, and shall pay to Lessor, as liquidated and agreed current damages: (i) all Basic Rent, all additional rent and other sums which would be payable under this Lease by Lessee in the absence of any-such expiration, termination, reentry, repossession or removal, together with all expenses of Lessor in connection with such reletting (including, without limitation, all repossession costs, brokerage commissions, reasonable attorneys' fees and expenses (including, without limitation, fees and expenses of appellate proceedings), employee's expenses, alteration costs and expenses of necessary preparation for such reletting), less (ii) the net proceeds, if any, of any reletting effected for the account of Lessee. Lessee shall pay such liquidated and agreed current damages on the dates on which rent would be payable under this Lease in the absence of such expiration, termination, reentry, repossession or removal, and Lessor shall be entitled to recover the same from Lessee on each such date.
Section 7.02. Bankruptcy or Insolvency.
a)    If Lessee shall become a debtor in a case filed under Chapter 7 or Chapter 11 of the Bankruptcy Code and Lessee or Lessee's trustee shall fail to elect to assume this Lease within 60 days after the filing of such petition or such additional time as provided by the court within such 60-day period, this Lease shall be deemed to have been rejected. Immediately thereupon, Lessor shall be entitled to possession of the Premises without further obligation to Lessee or Lessee's trustee, and this Lease, upon the election of Lessor, shall terminate, but Lessor's right to be compensated for damages (including, without limitation, liquidated damages pursuant to any provision hereof) or the exercise of any other remedies in any such proceeding shall survive, whether or not this Lease shall be terminated.
b)    Neither the whole nor any portion of Lessee's interest in this Lease or its estate in the Premises shall pass to any trustee, receiver, conservator, assignee for the benefit of creditors or any other person or entity, by operation of law or otherwise under the laws of any state having jurisdiction of the person or property of Lessee, unless Lessor shall have consented to such transfer. No acceptance by Lessor of rent or any other payments from any such trustee, receiver, assignee, person or other entity shall be deemed to constitute such consent by Lessor nor shall it be deemed a waiver of Lessor's right to terminate this Lease for any transfer of Lessee's interest under this Lease without such consent.
c)    In the event of an assignment of Lessee's interests pursuant to this Section 7.02, the right of any assignee to extend the Lease Term for an Extended Term beyond the Primary Term or the then Extended Term of this Lease shall be extinguished.
Section 7.03. Additional Rights of Lessor.
a)    No right or remedy hereunder shall be exclusive of any other right or remedy, but shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing. Failure to insist upon the strict performance of any provision hereof or to exercise any option, right, power or remedy contained herein shall not constitute a waiver or relinquishment thereof for the future. Receipt by Lessor of any Basic Rent, additional rent or other sums payable hereunder with knowledge of the breach of any provision hereof shall not constitute waiver of such breach, and no waiver by Lessor of any provision hereof shall be deemed to have been made unless made in writing. Lessor shall be entitled to injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions hereof, or to a decree compelling performance of any of the provisions hereof, or to any other remedy allowed to Lessor by law or equity.
b)    Lessee hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have to redeem the Premises or to have a continuance of this Lease after termination of Lessee's right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease, or after the termination of the Lease Term as herein provided,

(ii) the benefits of any law which exempts property from liability for debt and (iii) Lessee specifically waives any rights of redemption or reinstatement available by law or any successor law.
c)    If an Event of Default on the part of Lessee shall have occurred hereunder and be continuing, then, without thereby waiving such default, Lessor may, but shall be under no obligation to, take all action, including, without limitation, entry upon the Premises, to perform the obligation of Lessee hereunder immediately and without notice in the case of any emergency as may be reasonably determined by Lessor and upon five business days' notice to Lessee in other cases. All reasonable expenses incurred by Lessor in connection therewith, including, without limitation, attorneys' fees and expenses (including, without limitation, those incurred in connection with any appellate proceedings), shall constitute additional rent under this Lease and shall be paid by Lessee to Lessor upon demand.
d)    If Lessee shall be in default in the performance of any of its obligations under this Lease beyond any applicable grace or cure period hereunder, Lessee shall pay to Lessor, on demand, all expenses incurred by Lessor as a result thereof, including, without limitation, reasonable attorneys' fees and expenses (including, without limitation, those incurred in connection with any appellate proceedings). If Lessor shall be made a party to any litigation commenced against Lessee and Lessee shall fail to provide Lessor with counsel approved by Lessor and pay the expenses thereof, Lessee shall pay all costs and reasonable attorneys' fees and expenses in connection with such litigation (including, without limitation, fees and expenses incurred in connection with any appellate proceedings).
e)    If Lessee shall fail to pay when due any Basic Rent, additional rent or other sum required to be paid by Lessee hereunder, Lessor shall be entitled to collect from Lessee as additional rent and Lessee shall pay to Lessor, in addition to such Basic Rent, additional rent or other sum, a late payment charge on the delinquency equal to the Late Rate. The Late Rate shall be the lesser of (i) that per annum rate of interest which exceeds by two (2) percentage points the base rate most recently announced in the Wall Street Journal (or a comparable publication if the Wall Street Journal ever shall cease publication), as the Prime rate or (ii) the maximum rate permitted by applicable law. In addition to all other remedies Lessor has hereunder, if Lessee shall fail to pay any Basic Rent, additional rent or other sum, as and when required to be paid by Lessee hereunder prior to the expiration for the period of payment pursuant to subsection 7.01(a)(i)(l), Lessor shall be entitled to collect from Lessee, and Lessee shall pay to Lessor, as additional rent, an amount equal to 1% of the amount shown in the notice as unpaid.
ARTICLE VIII
Section 8.01. Notices and Other Instruments. All notices, offers, consents and other instruments given pursuant to this Lease shall be in writing and shall be validly given when hand delivered or sent by a courier or express service guaranteeing overnight delivery or by telecopy, with original being promptly sent as otherwise provided above, addressed as follows:
If to Lessor:    BMD Salt Lake City Real Estate, L.L.C.
c/o Boise Cascade, L.L.C.
1111 W. Jefferson Street, Suite 300

Boise, ID 83702
Attention:    Treasurer

With a copy to:

Real Estate Research Corporation
6600 Westown Parkway, Suite 260
West Des Moines, IA 50266
Attention:    Mr. Brian T. Velky, CFA, CRE

If to Lessee:    Boise Cascade Building Materials Distribution, L.L.C.
1111 W. Jefferson Street, Suite 300
Boise, ID 83702
Attention:    General Counsel

Lessor and Lessee each may from time to time specify, by giving 15 days' notice to each other party, (i) any other address in the United States as its address for purposes of this Lease and (ii) any other person or entity in the United States that is to receive copies of notices, offers, consents and other instruments hereunder. Notices given in accordance with this Section 8.01 shall be deemed delivered on the day after they are sent.
Section 8.02. Estoppel Certificates; Financial Information.
a)    Lessee will, upon 10 business days' written notice at the request of Lessor, execute, acknowledge and deliver to Lessor, a certificate of Lessee, which states that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) as well as the dates to which Basic Rent, additional rent and other sums payable hereunder have been paid and either stating that to the knowledge of Lessee no default exists hereunder or specifying each such default of which Lessee has knowledge and whether or not Lessee is still occupying and operating the Premises. Any such certificate may be relied upon by any actual or prospective mortgagee or purchaser of the Premises. Lessor will, upon 10 business days' written notice at the request of Lessee, execute, acknowledge and deliver to Lessee a certificate of Lessor, stating that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and setting forth such modifications) and the dates to which Basic Rent, additional rent and other sums payable hereunder have been paid, and either stating that to the knowledge of Lessor no default exists hereunder or specifying each such default of which Lessor has knowledge. Any such certificate may be relied upon by Lessee or any actual or prospective assignee or sublessee of the Premises.
b)    Lessee will cause Guarantor to deliver the financial statements as may be required in the Guaranty.
c)    To the extent that financial statements are prepared for Lessee, Lessee will upon request of Lessor deliver to Lessor such financial statements.

d)    Upon request of Lessor, with reasonable promptness, such additional financial statements and information (including, without limitation, copies of public reports filed by Lessee or financial statements and information delivered by Lessee to its shareholders or lenders and, if Lessee is part of a consolidated group, its financial statement consolidating entries in reasonable detail) regarding the business affairs and financial condition of Lessee as Lessor may reasonably request.
e)    Lessor and its agents and designees may enter upon and examine the Premises at reasonable times during normal business hours and on reasonable advance written notice and show the Premises to prospective mortgagees and/or purchasers. Lessee will provide, upon Lessor's request, all information regarding the Premises, including, but not limited to, a current rent roll, an operating statement reflecting all income from subleases and all operating expenses for the Premises. An appropriate officer of Lessee will certify all such information. In addition, upon the reasonable request of Lessor, Lessee will make available at Lessee's selection officers, managers or employees of Lessee to discuss with Lessor the business affairs of Lessee.

ARTICLE IX
Section 9.01. No Merger. There shall be no merger of this Lease or of the leasehold estate hereby created with the fee estate in the Premises by reason of the fact that the same person acquires or holds, directly or indirectly, this Lease or the leasehold estate hereby created or any interest herein or in such leasehold estate, as well as the fee estate in the Premises or any interest in such fee estate.
Section 9.02. Surrender. Upon the expiration or termination of this Lease, Lessee shall surrender the Premises to Lessor in good repair and condition except for any damage resulting from Condemnation or Casualty or normal wear and tear not required to be repaired by Lessee. The provisions of this Section and Article III shall survive the expiration or other termination of this Lease.
Section 9.03. Assumption. It shall be a condition precedent to the consolidation of Lessee with one or more Persons and to the sale or other disposition of all or substantially all of the assets of Lessee to one or more Persons that the surviving entity or transferee of assets, as the case may be, shall deliver to Lessor, and any assignee of any interest of Lessor, an acknowledged instrument assuming all obligations, covenants and responsibilities of Lessee hereunder.
Section 9.04. Separability; Binding Effect; Governing Law. Each provision hereof shall be separate and independent, and the breach of any provision by Lessor shall not discharge or relieve Lessee from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. All provisions contained in this Lease shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of Lessor to the same extent as if each such successor and assign were named as a party hereto. All provisions contained in this Lease shall be binding upon the successors and assigns of

Lessee and shall inure to the benefit of and be enforceable by the permitted successors and assigns of Lessee in each case to the same extent as if each successor and assign were named as a party hereto. This Lease shall be governed by and interpreted in accordance with the laws of the state in which the Premises are located. If either party initiates or defends legal proceedings seeking to enforce provisions of this Lease, the prevailing party shall have the right to recover from the other party its reasonable costs and attorney fees.
Section 9.05. Table of Contents and Headings; Internal References. The table of contents and the headings of the various paragraphs and schedules of this Lease have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Lease. Unless stated to the contrary, any references to any Section, subsection, Schedule and the like contained herein are to the respective Section, subsection, Schedule and the like of this Lease.
Section 9.06. Counterparts. This Lease may be executed in two or more counterparts and shall be deemed to have become effective when and only when one or more of such counterparts shall have been executed by or on behalf of each of the parties hereto (although it shall not be necessary that any single counterpart be executed by or on behalf of each of the parties hereto, and all such counterparts shall be deemed to constitute but one and the same instrument) and shall have been delivered by each of the parties to the other.
Section 9.07. Lessor's Liability. Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Lessor, that there shall be absolutely no personal liability on the part of Lessor, its trustee(s), or its successors or assigns with respect to any of the terms, covenants and conditions of this Lease, and any liability on the part of Lessor shall be limited solely to the Premises, such exculpation of liability to be absolute and without any exception whatsoever.
Section 9.08. Amendments and Modifications. Except as expressly provided herein, this Lease may not be modified or terminated except by a writing signed by Lessor and Lessee.
Section 9.09. Additional Rent. All amounts other than Basic Rent which Lessee is required to pay or discharge pursuant to this Lease, including the charge provided for by Section 7.03(e) hereof, shall constitute additional rent.
Section 9.10. Consent of Lessor. Except as specifically set forth in this Lease, all consents and approvals to be granted by Lessor shall not be unreasonably withheld or delayed, and Lessee's sole remedy against Lessor for the failure to grant any consent shall be to seek injunctive relief. In no circumstance will Lessee be entitled to damages with respect to the failure to grant any consent or approval.
Section 9.11. Options. The options to extend the Primary Term or any existing Extended Term created in this Lease are exercisable only as long as this Lease is in effect and has not expired or been terminated.
Section 9.12. Schedules. Attached hereto are Schedules A through C referred to in this Lease, which Schedules are hereby incorporated by reference herein.

Section 9.13. Currency. All references in this Lease to money shall be to the currency of the United States of America.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the Effective Date.

BMD SALT LAKE CITY REAL ESTATE, L.L.C.

By:	Boise Cascade, L.L.C. Retirement Funds Investment Committee

Its:	Manager
By:
Printed Name:     Wayne Rancourt
Its: Chair

BOISE CASCADE BUILDING MATERIALS DISTRIBUTION, L.L.C.

By:
Printed Name: Stan Bell
Its: President

SCHEDULE A
PART I
LEGAL DESCRIPTION
PARCEL 1:

PART OF THE SOUTH HALF OF SECTION 26, TOWNSHIP 1 SOUTH, RANGE 1 WEST, SALT LAKE BASE AND MERIDIAN, IN THE CITY OF SOUTH SALT LAKE, STATE OF UTAH, MORE
PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE EAST LINE OF 1100 WEST STREET, SAID POINT LIES SOUTH 2° 15’ EAST 1683.00 FEET, WEST 726.00 FEET, AND NORTH 1° 57’ WEST 1100.38 FEET FROM THE CENTER OF SECTION 26, TOWNSHIP 1 SOUTH, RANGE 1 WEST, SALT LAKE BASE AND MERIDIAN, SAID POINT ALSO LIES SOUTH 532.89 FEET AND EAST 1880.48 FEET FROM THE WEST QUARTER CORNER OF SAID SECTION 26; AND RUNNING THENCE SOUTH 89° 50’ EAST 986.00 FEET; THENCE SOUTH 1° 57’ EAST 550.00 FEET; THENCE NORTH 89° 50’ WEST 986.00 FEET TO THE EAST LINE OF 1100 WEST STREET; THENCE NORTH 1° 57’ WEST 550.00 FEET TO THE POINT OF BEGINNING.

EXCEPTING THEREFROM THAT PORTION LYING WITHIN 3265 SOUTH STREET AS DEDICATED BY PLAT RECORDED APRIL 27, 1984 AS ENTRY NO. 3934298 IN BOOK 84-4 OF PLATS AT PAGE 58 OF OFFICIAL RECORDS.

PARCEL 2:

BEGINNING SOUTH 2° 15’ EAST 1683 FEET AND WEST 726 FEET AND NORTH 1° 57’ WEST 550.57 FEET AND SOUTH 89° 50’ EAST 986 FEET; MORE OR LESS, AND NORTH 30 FEET FROM THE CENTER OF SECTION 26, TOWNSHIP 1 SOUTH, RANGE 1 WEST, SALT LAKE BASE AND MERIDIAN; AND RUNNING THENCE NORTH 1° 57’ WEST 316.58 FEET; SOUTH 89° 50’ EAST 25 FEET, MORE OR LESS; THENCE SOUTH 1° 57’ EAST 316.58 FEET, MORE OR LESS; THENCE NORTH 89° 50’ WEST 25 FEET, MORE OR LESS TO BEGINNING.

PARCEL 3:

BEGINNING AT A POINT ON THE NORTH LINE OF 3265 SOUTH STREET AND THE WEST LINE OF 900 WEST STREET SAID POINT BEING SOUTH 1052.89 FEET AND EAST 1900.36 FEET AND SOUTH 89° 50’ 00. EAST 1514.89 FEET ALONG THE NORTH LINE OF SAID 3265 SOUTH STREET FROM THE WEST QUARTER CORNER OF SECTION 26, TOWNSHIP 1 SOUTH, RANGE 1 WEST, SALT LAKE BASE AND MERIDIAN, AS DESCRIBED ON THAT CERTAIN ROAD DEDICATION PLAT OF 3265 SOUTH STREET, RECORDED APRIL 27, 1984, AS ENTRY NO. 3934298 IN BOOK "84-4" AT PAGE 58 OF MAPS IN THE SALT LAKE COUNTY RECORDER’S OFFICE AND RUNNING THENCE NORTH 89° 50’ 00" WEST 503.81 FEET ALONG THE NORTH LINE OF SAID 3265 SOUTH STREET; THENCE NORTH 1° 57’ 00" WEST 148.10 FEET; THENCE SOUTH 89° 50’ 00" EAST 508.99 FEET TO THE WEST LINE OF SAID 900 WEST STREET; THENCE SOUTH 0° 03’ 14" WEST 148.00 FEET ALONG SAID WEST LINE TO THE POINT OF BEGINNING.

LESS AND EXCEPTING THEREFROM THE FOLLOWING:

BEGINNING AT THE SOUTHEAST CORNER OF SAID ENTIRE TRACT WHICH POINT IS 1052.89 FEET (320.921 METERS) SOUTH AND 1900.36 FEET (579.23 METERS) EAST AND 1514.89 FEET (461.738 METERS) BY DEED, 1511.763 FEET (460.785 METERS) BY SURVEY SOUTH 89° 50’ 00 EAST FROM THE WEST QUARTER CORNER OF SAID SECTION 26 TO THE POINT OF BEGINNING; THENCE NORTH 89° 50’ 00" WEST 10.020 METERS ALONG THE SOUTHERLY BOUNDARY LINE FOR SAID ENTIRE TRACT TO A POINT ON A 10.00 METER RADIUS CURVE TO THE LEFT; THENCE 15.728 METERS ALONG THE ARC OF SAID CURVE TO A POINT OF TANGENCY OF SAID CURVE (CHORD BEARS NORTH 45° 06’ 36" EAST 14.156 METERS); THENCE SOUTH 00° 03’ 12" WEST 10.020 METERS ALONG THE EASTERLY BOUNDARY OF SAID ENTIRE TRACT TO THE POINT OF BEGINNING.

Said property is also known by the street address of:
Parcel 1: 1020 West 3265 South, South Salt Lake, UT 84119
Parcel 2: 1050 West 3265 South, South Salt Lake, UT 84119
Parcel 3: 958 West 3265 South, South Salt Lake, UT 84119

PART II
SEVERABLE PROPERTY
All apparatus, personal property, trade fixtures, racking, inventory, equipment, machinery, fittings, furniture, furnishings, chattel, materials and supplies located on and used in, or related to Lessee's business, including, but not limited to, overhead cranes mainframe computers, kitchen equipment and telephone and similar systems and articles of personal property of every kind and nature whatsoever, and any additions, replacements, accessions and substitutions thereto or therefor, and all proceeds of all of the foregoing, or any part of the foregoing used or usable in connection with any present or future operation or letting (or subletting) of the Premises or the activities at any time conducted thereon and now or hereafter owned by Lessee or by any sublessee or other person or entity using all or any part of the Premises by, through, or under (or with the express or implied consent of) Lessee.

SCHEDULE B BASIC RENT

Year	Quarterly Payments		Annual Total
	Due Date	Amount
1	7/13/2012	$124,575.00	$498,300
	10/13/2012	$124,575.00
	1/13/2013	$124,575.00
	4/13/2013	$124,575.00
2	7/13/2013	$127,066.50	$508,266
	10/13/2013	$127,066.50
	1/13/2014	$127,066.50
	4/13/2014	$127,066.50
3	7/13/2014	$129,607.75	$518,431
	10/13/2014	$129,607.75
	1/13/2015	$129,607.75
	4/13/2015	$129,607.75
4	7/13/2015	$132,200.00	$528,800
	10/13/2015	$132,200.00
	1/13/2016	$132,200.00
	4/13/2016	$132,200.00
5	7/13/2016	$134,844.00	$539,376
	10/13/2016	$134,844.00
	1/13/2017	$134,844.00
	4/13/2017	$134,844.00
6	7/13/2017	$137,541.00	$550,164
	10/13/2017	$137,541.00
	1/13/2018	$137,541.00
	4/13/2018	$137,541.00
7	7/13/2018	$140,291.75	$561,167
	10/13/2018	$140,291.75
	1/13/2019	$140,291.75
	4/13/2019	$140,291.75
8	7/13/2019	$143,097.50	$572,390
	10/13/2019	$143,097.50
	1/13/2020	$143,097.50
	4/13/2020	$143,097.50
9	7/13/2020	$145,959.50	$583,838
	10/13/2020	$145,959.50
	1/13/2021	$145,959.50
	4/13/2021	$145,959.50
10	7/13/2021	$148,878.75	$595,515
	10/13/2021	$148,878.75
	1/13/2022	$148,878.75
	4/13/2022	$148,878.75

Extended Term Options
Year(s)	Annual Increase
11-15	Rental Payments shall be increased annually by 2% over the prior year during this 1st Extended Term
16-20	Rental Payments shall be increased annually by 2% over the prior year during this 2nd Extended Term

SCHEDULE C
PURCHASE AND SALE AGREEMENT